Exhibit 99(i)13





                                                                 June 13, 2002
For Release:   Immediately
Contact:       Denise D. VanBuren (845) 471-8323

                       CH Energy Group Executive to Retire

(Poughkeepsie, NY) Allan R. Page, President of Central Hudson Energy Services, will retire on August 1, 2002, after 32 years with CH Energy Group (NYSE: CHG) and its principal affiliates, Central Hudson Gas & Electric Corporation and Central Hudson Energy Services.

   Paul J. Ganci, Chairman of the Board and Chief Executive Officer, praised Page for his significant contributions to CH Energy Group.

   "Allan has been an essential and valuable force in the implementation of our strategy to become a regional energy delivery and services company in the Northeast. Under his leadership as president of CHES, our unregulated business subsidiaries grew to serve more than 75,000 customers in 11 states," he said. "CH Energy Group's succession plan will provide a smooth transition of leadership and I want to thank Allan for his efforts in developing a solid management team at CHES."

   Page joined Central Hudson in July 1970, after receiving bachelor degrees in Civil Engineering and Physics from Union College. He also holds a bachelor degree in Electrical Engineering and a master's degree in Industrial Administration, also from Union. He is a licensed professional engineer in the state of New York.

   Page plans to maintain his residence in the City of Poughkeepsie and to continue active involvement in the local business and volunteer communities. "Everyone at CH Energy Group extends best wishes to Allan in the years ahead, as he fulfills his professional and personal goals," Ganci said.
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